                                                                    EXHIBIT 4.3


                                 [FACE OF NOTE]

                            ALLEGIANCE TELECOM, INC.

                     11 3/4% Senior Discount Note Due 2008

                                                       [CUSIP] [CINS] __________


No.                                                                   $_________

                 The following information is supplied for purposes of Sections 1273 and 1275 of the Internal Revenue Code:

Issue Date:  February 3, 1998               Original issue discount under
                                            Section 1273 of the Internal
                                            Revenue Code (for each $1,000
Yield to maturity for period                principal amount):   $1,043.02
from Issue Date to February 15, 2008:
12.19%, compounded semi-annually on
February 15 and August 15, commencing       Issue Price (for each $1,000
August 15, 1998 (computed without giving    principal amount): $544.48
effect to the additional payments of
interest in the event the issuer fails to commence the exchange offer or cause the registration statement to be declared effective, each as described on the reverse hereof)

                 ALLEGIANCE TELECOM, INC., a Delaware corporation (the "Company", which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to ________________, or its registered assigns, the principal sum of ___________________ ($______) on February 15, 2008.

                 Interest Payment Dates: February 15 and August 15, commencing August 15, 2003.

                 Regular Record Dates:  February 1 and August 1.

               Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

               IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

                                        ALLEGIANCE TELECOM, INC.


                                        By:
                                            Name:
                                            Title:

                                        By:
                                            Name:
                                            Title:



                   (Trustee's Certificate of Authentication)

               This is one of the 11 3/4% Senior Discount Notes due 2008 described in the within-mentioned Indenture.


Date:                                   THE BANK OF NEW YORK,
                                        as Trustee


                                        By:
                                            Authorized Signatory

                             [REVERSE SIDE OF NOTE]

                            ALLEGIANCE TELECOM, INC.

                     11 3/4% Senior Discount Note due 2008



1.  Principal and Interest.

                 The Company will pay the principal of this Note on February 15, 2008.

                 The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

                 Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing August 15, 2003; provided that no interest shall accrue on the principal amount of this Note prior to February 15, 2003 and no interest shall be paid on this Note prior to August 15, 2003, except as provided in the next paragraph.

                 If an exchange offer registered under the Securities Act is not consummated and a shelf registration statement under the Securities Act with respect to resales of the Notes is not declared effective by the Commission, on or before August 3, 1998 in accordance with the terms of the Notes Registration Rights Agreement dated January 29, 1998 among the Company and Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, interest (in addition to the accrual of original issue discount during the period ending February 15, 2003 and in addition to the interest otherwise due on the Notes after such date) will accrue, at an annual rate of 0.5% of Accreted Value on the preceding Semiannual Accrual Date on the Notes from August 3, 1998, payable in cash semiannually, in arrears, on each February 15 and August 15, commencing February 15, 1999, until the exchange offer is consummated or the shelf registration statement is declared effective. The Holder of this Note is entitled to the benefits of such Notes Registration Rights Agreement.

                 From and after February 15, 2003, interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 15, 2003; provided that, if there is no existing default in the payment of interest and this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

                 The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2% in excess of the rate otherwise payable.

2.  Method of Payment.

                 The Company will pay interest (except defaulted interest) on the principal amount of the Notes as provided above on each February 15 and August 15 to the persons who are Holders (as reflected in the Security Register at the close of business on such February 1 and August 1 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to a Paying Agent on or after February 15, 2008.

                 The Company will pay principal, premium, if any, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. It may mail an interest check to a Holder's registered address (as reflected in the Security Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.  Paying Agent and Registrar.

                 Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Company may change any authenticating agent, Paying Agent or Registrar without notice. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.  Indenture; Limitations.

                 The Company issued the Notes under an Indenture dated as of February 3, 1998 (the "Indenture"), between the Company and The Bank of New York (the "Trustee"). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

                 The Notes are general unsecured obligations of the Company.

5.  Redemption.

                 The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the Redemption Prices (expressed in percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest, if any, to the Redemption

Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing February 15 of the years set forth below:

                                                              Redemption
                    Year                                        Price
                    ----                                    -------------
                    2003                                      105.8750%
                    2004                                      103.9167%
                    2005                                      101.9583%
                    2006 and thereafter                       100.0000%

                 In addition, at any time prior to February 15, 2001, the Company may redeem up to 35% of the principal amount at maturity of the Notes originally issued with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of Accreted Value on the Redemption Date) of 111.75%; provided that at least $289,250,000 aggregate principal amount at maturity of Notes remains outstanding after each such redemption.

                 Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his last address as it appears in the Security Register. Notes in original denominations larger than $1,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue and the original issue discount ceases to accrete on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

6.  Repurchase upon Change in Control.

                 Upon the occurrence of any Change of Control, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the Accreted Value thereof plus accrued interest, if any, to the date of purchase (the "Change of Control Payment").

                 A notice of such Change of Control will be mailed within 30 days after any Change of Control occurs to each Holder at his last address as it appears in the Security Register. Notes in original denominations larger than $1,000 may be sold to the Company in part. On and after the Change of Control Payment Date, interest ceases to accrue and the original issue discount ceases to accrete on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the Change of Control Payment.

7.  Denominations; Transfer; Exchange.

                 The Notes are in registered form without coupons in denominations of $1,000 of principal amount at maturity and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before a selection of Notes to be redeemed is made.

8.  Persons Deemed Owners.

                 A Holder shall be treated as the owner of a Note for all purposes.

9.  Unclaimed Money.

                 If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

10.  Discharge Prior to Redemption or Maturity.

                 If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes (a) to redemption or maturity, the Company will be discharged from the Indenture and the Notes, except in certain circumstances for certain sections thereof, and (b) to the Stated Maturity, the Company will be discharged from certain covenants set forth in the Indenture.

11.  Amendment; Supplement; Waiver.

                 Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.

12.  Restrictive Covenants.

                 The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to Incur additional Indebtedness, make Restricted Payments, use the proceeds from Asset Sales, engage in transactions with Affiliates or merge, consolidate or transfer substantially all of its assets. Within 45 days after the end of each fiscal quarter (90 days after the end of the last fiscal quarter of each year), the Company must report to the Trustee on compliance with such limitations.

13.  Successor Persons.

                 When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.

14.  Defaults and Remedies.

                 The following events constitute "Events of Default" under the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance, or breach of the provisions of Article Five or the failure to make or consummate an Offer to Purchase in accordance with Section 4.10 or Section 4.11; (d) default in the performance of or breach of any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the Notes, (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

                 If an Event of Default (other than an Event of Default specified in clauses (g) or (h) of Section 6.01 of the Indenture that occur with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

15.  Trustee Dealings with Company.

                 The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

16.  No Recourse Against Others.

                 No incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person as such, of the Company or of any successor Person shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

17.  Authentication.

                 This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

18.  Abbreviations.

                 Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors
Act).

                 The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Allegiance Telecom, Inc., 1950 Stemmons Frwy., Suite 3026, Dallas, Texas 75207, Attention:
Chief Financial Officer.

                           [FORM OF TRANSFER NOTICE]


                 FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

------------------------------------------------------------
Please print or typewrite name and address including zip code of assignee

------------------------------------------------------------
the within Note and all rights thereunder, hereby irrevocably constituting and appointing __________________________________________ attorney to transfer said Note on the books of the Company with full power of substitution in the premises.


                    [THE FOLLOWING PROVISION TO BE INCLUDED
                    ON ALL NOTES OTHER THAN EXCHANGE NOTES,
                      PERMANENT OFFSHORE GLOBAL NOTES AND
                            OFFSHORE PHYSICAL NOTES]

                 In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date the shelf registration statement with respect to resales of the Notes is declared effective or (ii) the end of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that without utilizing any general solicitation or general advertising that:

                                  [Check One]

[  ] (a)         this Note is being transferred in compliance with the
                 exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

                                       or

[  ] (b)         this Note is being transferred other than in accordance with
                 (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or other Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.08 of the Indenture shall have been satisfied.

Date:
                                           NOTICE:  The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of the
                                           within-mentioned instrument in every
                                           particular, without alteration or
                                           any change whatsoever.



TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

                 The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
                               NOTICE:  To be executed by an executive officer

                       OPTION OF HOLDER TO ELECT PURCHASE


                 If you wish to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, check the Box: [ ]

                 If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, state the amount (in principal amount at maturity): $___________________.

Date:  _________________

Your Signature:
            (Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:  ______________________________